Exhibit 99.1

FOR IMMEDIATE RELEASE

J. Alexander’s Holdings, Inc. Reports Results for Third Quarter and First Nine Months of 2016

NASHVILLE, TN, Nov. 4, 2016 — J. Alexander’s Holdings, Inc. (NYSE: JAX) (the Company) today reported financial results for the third quarter and nine months ended October 2, 2016.

Third Quarter 2016 Highlights Compared To The Third Quarter Of 2015

•	Net sales increased $2,124,000, or 4.3%, to $51,459,000 from $49,335,000 in the third quarter a year ago.

•	For the J. Alexander’s/Redlands Grill restaurants, average weekly same store sales per restaurant(1) were $104,200, an increase of 1.4% from $102,800 recorded in the third quarter of 2015, and for the Stoney River Steakhouse and Grill restaurants, average weekly same store sales per restaurant increased to $61,900, or 1.8%, from $60,800 recorded in the third quarter of 2015. The most recent period marked the ninth consecutive quarter of increases in average weekly same store sales for Stoney River Steakhouse and Grill.

•	Income from continuing operations before income taxes totaled $1,177,000 during the third quarter of 2016 compared to a loss from continuing operations before income taxes of $2,437,000 in the third quarter of 2015. The results for the third quarter of 2015 were impacted by non-recurring transaction expenses of $4,197,000 associated with the spin-off from Fidelity National Financial Ventures, LLC (FNFV) in September 2015. Excluding these non-recurring transaction expenses, income from continuing operations before income taxes would have totaled $1,760,000 for the third quarter of 2015. The results also included income tax expense of $121,000 in the third quarter of 2016 and an income tax benefit of $66,000 in the third quarter of 2015.

•	Net income for the third quarter of 2016 totaled $945,000 as compared to a loss of $2,477,000 reported in the comparable quarter of 2015.

•	Basic and diluted earnings per share totaled $0.06 for the third quarter of 2016 as compared to a loss of $0.17 reported in the third quarter of 2015. In computing earnings per share for periods prior to the Company’s spin-off from FNFV in September 2015, weighted average common shares outstanding are based on the number of shares outstanding at the date of the Company’s spin-off from FNFV as if all shares had been outstanding since the beginning of the earliest period presented.

•	Adjusted EBITDA(2) decreased $29,000, or 0.7%, to $4,397,000 from $4,426,000 in the third quarter of 2015.

•	Restaurant Operating Profit Margin(3) was 10.9% for the third quarter of 2016 as compared to 10.8% in the third quarter of 2015.

•	Cost of sales as a percentage of net sales in the third quarters of 2016 and 2015 was 31.6%.

(1)	Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation include only those for restaurants in operation at the end of the period which have been open for more than eighteen months. Revenue associated with reduction in liabilities for gift cards which are considered to be only remotely likely to be redeemed (based on historical redemption rates) is not included in the calculation of average weekly same store sales per restaurant. Average weekly same store sales is computed from net sales amounts that have been determined in accordance with U.S. generally accepted accounting principles (GAAP).
(2)	Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Adjusted EBITDA to net income (loss). Management uses Adjusted EBITDA to evaluate operating performance and the effectiveness of its business strategies.
(3)	“Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit, a non-GAAP financial measure, to net sales. Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Restaurant Operating Profit to net income (loss). Management uses Restaurant Operating Profit to measure operating performance at the restaurant level.

Stock Repurchase Program

During the fourth quarter of fiscal 2015, the Company’s Board of Directors authorized a share repurchase program for up to 1.5 million shares of the Company’s outstanding common stock over a period of three years. Share repurchases under the program have been made, and are expected to be made, solely from cash on hand and available operating cash flow. Repurchases will be made in accordance with applicable securities laws and may be made from time to time in the open market. The timing, prices, and amount of repurchases will depend upon prevailing market prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of stock. No shares were purchased by the Company under the program during the third quarter of 2016. Since inception of the stock repurchase program, 300,059 shares have been purchased by the Company under the program at an aggregate purchase price of $3,153,000.

Chief Executive Officer’s Review/Third Quarter

“We were pleased with the overall performance of both J. Alexander’s/Redlands Grill and Stoney River Steakhouse and Grill restaurant groups in the most recent quarter,” said Lonnie J. Stout II, President and Chief Executive Officer of J. Alexander’s Holdings, Inc. “Same store sales and guest counts were up in both restaurant groups when compared to the third quarter of 2015.”

Stout noted that the J. Alexander’s/Redlands Group posted an increase in average weekly same store sales of 1.4% while guest counts rose 3.4% for the quarter. The Stoney River concept recorded an increase in average weekly same store sales of 1.8%, with total weekly sales averages per restaurant up 9.0% due to the positive impact of the Company’s Stoney River restaurant in Germantown, TN. Guest counts for the Stoney River restaurants climbed 2.8% for the same store sales base of restaurants compared to the third quarter of 2015, and increased by 15.5% including the Germantown location.

“We are encouraged with the turnaround in average weekly same store sales compared to the trends we posted in the first two quarters of 2016,” Stout continued. “We believe our plan of action implemented at the beginning of the year has enabled us to achieve the intended results in terms of increasing both sales and guest counts.”

The Company’s consolidated operating income for the third quarter of 2016 was $1,306,000 compared to a consolidated operating loss of $2,265,000 recorded in the comparable quarter a year ago. The Company’s effective tax rate for the third quarter of 2016 was 11.4% compared to a benefit of 2.6% in the third quarter of 2015.

Restaurant labor and related costs as a percentage of net sales totaled 32.1% for both the third quarter of 2016 and the comparable quarter a year earlier. Other restaurant operating expenses were 21.1% of net sales during the third quarter of 2016 compared to 21.3% of net sales in the corresponding quarter a year ago.

Average guest checks, which include alcoholic beverage sales, for the combined J. Alexander’s/Redlands Grill concepts decreased 1.8% to $30.11 in the third quarter of 2016 compared to $30.67 in the corresponding quarter of 2015. Average guest checks for the same store base within the Stoney River Steakhouse and Grill concept were down 0.8% to $45.52 in the third quarter of 2016 from $45.89 in the third quarter of 2015. Including the Germantown Stoney River location, which is open for both lunch and dinner, average guest checks totaled $43.44 during the third quarter of 2016, a 5.4% decrease from the third quarter of 2015. The effect of menu price adjustments for the most recent quarter was estimated to be a 0.6% decrease for the J. Alexander’s/Redlands Grill restaurants and a 0.7% decrease for the Stoney River Steakhouse and Grill restaurants compared to the same period a year earlier. Deflation in food costs for the third quarter of 2016 was estimated to total 1.5% for the J. Alexander’s/Redlands Grill restaurants, with beef costs declining by approximately 6.4% compared to the third quarter of 2015. For the Stoney River Steakhouse and Grill restaurants, deflation for the third quarter of 2016 was an estimated 2.7%, with beef costs declining by approximately 6.4% compared to the third quarter a year ago.

Stout noted that the Company has incurred certain general and administrative expenses as a public company that did not exist in previous periods while the Company was a majority-owned subsidiary of FNFV. During the third quarter of 2016, J. Alexander’s Holdings, Inc. incurred approximately $300,000 of public company costs that it did not incur in last year’s third quarter. The Company also incurred consulting fees of $133,000 during the third quarter of 2016 from its management agreement with Black Knight Advisory Services, LLC (“Black Knight”) and recognized $246,000 of non-cash profits interest compensation expense for Black Knight in the third quarter of 2016.

First Nine Months 2016 Highlights

For the first nine months of fiscal 2016, the Company recorded net sales of $162,259,000, up 2.3% from $158,610,000 during the comparable three quarters of fiscal 2015. The New Year’s Eve week, traditionally one of the Company’s strongest sales weeks, occurred twice during fiscal 2015 which had a positive impact on both the first and fourth quarters of fiscal 2015. Fiscal 2016 began January 4, 2016 and, as such, did not receive the benefit of the New Year’s Eve week during the first nine months of fiscal 2016. Income from continuing operations before income taxes was $5,860,000 for the first three quarters of 2016 compared to $3,306,000 for the first three quarters of 2015. Included in the results were non-recurring transaction expenses of $62,000 in the first nine months of 2016 and $6,311,000 in the corresponding three quarters of 2015. Excluding these non-recurring transaction expenses, income from continuing operations before income taxes would have totaled $5,922,000 for the first nine months of 2016 and $9,617,000 for the corresponding nine months of 2015. Results also included income tax expense of $1,210,000 in the first three quarters of 2016 and an income tax benefit of $45,000 in the first three quarters of 2015.

The Company recorded net income of $4,322,000 for the first nine months of 2016 compared to $3,034,000 in the first nine months of 2015. Adjusted EBITDA(2) for the first nine months of 2016 totaled $16,047,000, down from $17,743,000 recorded in the first nine months of 2015. Basic and diluted earnings per share totaled $0.29 for the first nine months of 2016, up from $0.20 for the first nine months of 2015. See attached “Adjusted EBITDA Reconciliation” for a definition of Adjusted EBITDA and a reconciliation to net income (loss).

Within the J. Alexander’s/Redlands Grill restaurants, average weekly same store sales per restaurant(1) totaled $109,100 for the first nine months of 2016, down 1.2% from $110,400 in the first three quarters of 2015. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales totaled $68,500 for the first nine months of 2016, up 1.3% from $67,600 during the first nine months of 2015.

Guest counts within the same store base of restaurants increased by 0.6% within the J. Alexander’s/Redlands Grill restaurants for the most recent nine-month period, and rose by 1.3% within the Stoney River Steakhouse and Grill restaurants in the first nine months of 2016. Total guest counts for the Stoney River locations increased by 11.5% during the first nine months of 2016 compared to the same period of 2015. The average guest check at the combined J. Alexander’s/Redlands Grill locations decreased by 1.8%, from $30.71 during the first nine months of 2015 to $30.17 during the first nine months of 2016, while the Stoney River average guest check decreased by 3.7%, from $45.54 to $43.86 during the same comparative periods. Within the same store base of ten Stoney River locations, the average guest check increased by 0.2% from $45.54 during the first nine months of 2015 to $45.63 during the corresponding period of 2016. The effect of menu price changes for the first nine months of 2016 was estimated to be a 0.9% decrease at J. Alexander’s/Redlands Grill locations and a 0.1% decrease at the Stoney River restaurants compared to the first nine months of 2015.

Cost of sales as a percentage of net sales for the nine months ended October 2, 2016 was 31.9% as compared to 31.6% in the first nine months of 2015. Deflation in food costs for the three quarters of 2016 was estimated to total 1.1% for the J. Alexander’s/Redlands Grill restaurants, with beef costs declining by approximately 2.6% compared to the first three quarters of 2015. For the Stoney River Steakhouse and Grill restaurants, deflation for the first three quarters of 2016 was an estimated 1.6%, including an estimated 3.3% decline in beef costs on a comparative basis. Restaurant labor and related costs for the most recent nine months was 30.9% of net sales, up from 30.5% of net sales in the comparable period of 2015. Other restaurant operating expenses increased to 20.3% of net sales during the most recent nine-month reporting period from 20.2% of net sales in the first three quarters of 2015. Restaurant operating profit margins for the first nine months of 2016 were 12.9%, down from 13.7% in the same nine months of 2015.

For the nine months ended October 2, 2016, J. Alexander’s Holdings, Inc. incurred approximately $900,000 of public company costs that it did not incur in the first nine months of 2015. The Company also incurred consulting fees of $451,000 during the first nine months of 2016 from its management agreement with Black Knight and recognized non-cash profits interest compensation expense for Black Knight totaling $1,158,000.

Outlook For 2016/Guidance

“While we are encouraged with the results of our initiatives to build guest counts and sales during the first nine months of 2016, our focus on featuring more of our value-oriented entrées impacted both revenue as well as the related flow through to restaurant operating profit,” Stout observed. “As we look ahead to the holidays, we anticipate our feature program in most markets will be returning to the more traditional entrée offerings which, coupled with what we anticipate will be continued favorable beef pricing, should help us to finish the year with solid momentum.”

Based upon current information, Stout updated the Company’s previously released guidance for full-year 2016 as follows:

	Prior Guidance	Updated Guidance Full-Year 2016
Same Store Sales:

J. Alexander’s/Redlands Grill	0% to 1%	-0.5% to 0.5%

Stoney River Steakhouse and Grill	2% to 3%	1% to 2%

Capital Expenditures	$20MM to $21.5MM	$18MM to $20MM

Total Revenue	$222MM to $226MM	$218MM to $220MM

Net Income	$7.0MM to $7.8MM	$7.2MM to $7.8MM

Adjusted EBITDA	$25.1MM to $26.1MM	$24.1MM to $24.9MM

Effective Tax Rate	23.5%	22.0%

Basic EPS Range	$0.47 to $0.53	$0.48 to $0.53

See attached “Reconciliation of Updated Guidance Range for 2016 Adjusted EBITDA” for a reconciliation of estimated Adjusted EBITDA to estimated net income.

Restaurant Development

J. Alexander’s Holdings, Inc. has opened one new Stoney River Steakhouse and Grill (January 25, 2016) in Germantown, TN, and on July 29, 2016 signed a lease to build and operate the Company’s twelfth Stoney River Steakhouse and Grill to be located in Chapel Hill, NC. This restaurant is currently slated to open early in the first quarter of 2017.

The Company also has two new J. Alexander’s restaurants currently under construction, one in Raleigh, NC, with an anticipated opening date of December 12, 2016, and one in Lexington, KY, with an anticipated opening early in the first quarter of 2017.

Conference Call

The Company will hold a conference call on Monday, November 7, at 10 a.m., Central time, to discuss its financial results for the third quarter and first nine months of 2016. The conference call can be accessed live over the phone by dialing 1-877-407-0789 (Toll-Free) or 1-201-689-8562 (Toll/International). To access the call via the internet, go to J. Alexander’s website at http://investor.jalexandersholdings.com or http://public.viavid.com/index.php?id=121391. A replay of the conference call will be available shortly following the conclusion of the call at http://investor.jalexandersholdings.com and http://public.viavid.com/index.php?id=121391, as well as by dialing 1-844-512-2921 or 1-412-317-6671 and providing the access code 13647096. The replay will be accessible through November 14, 2016 via telephone, and for 30 days on the internet.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. The Company presently operates three complementary restaurant concepts: J. Alexander’s, Redlands Grill and Stoney River Steakhouse and Grill.

J. Alexander’s Holdings, Inc. presently operates 42 restaurants in 14 states. The Company has its headquarters in Nashville, TN.

Forward-Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of third parties, including government agencies; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2016. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc.

Mark A. Parkey

Chief Financial Officer

(615) 269-1900

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	October 2 2016	September 27 2015	October 2 2016	September 27 2015
Net sales	$51,459	$49,335	$162,259	$158,610
Costs and expenses:
Cost of sales	16,252	15,581	51,695	50,177
Restaurant labor and related costs	16,540	15,819	50,087	48,455
Depreciation and amortization of restaurant property and equipment	2,232	2,088	6,636	6,128
Other operating expenses	10,833	10,516	32,909	32,066

Total restaurant operating expenses	45,857	44,004	141,327	136,826
Transaction and integration expenses	—	4,197	62	6,311
General and administrative expenses	4,104	3,378	13,963	11,242
Pre-opening expense	192	21	607	23

Total operating expenses	50,153	51,600	155,959	154,402

Operating income (loss)	1,306	(2,265)	6,300	4,208
Other income (expense):
Interest expense	(147)	(193)	(514)	(970)
Other, net	18	21	74	68

Total other expense	(129)	(172)	(440)	(902)

Income (loss) from continuing operations before income taxes	1,177	(2,437)	5,860	3,306
Income tax (expense) benefit	(121)	66	(1,210)	45
Loss from discontinued operations, net	(111)	(106)	(328)	(317)

Net income (loss)	$945	$(2,477)	$4,322	$3,034

Adjusted EBITDA(1)	$4,397	$4,426	$16,047	$17,743

Basic Earnings (loss) per share:
Income (loss) from continuing operations, net of tax	$0.07	$(0.16)	$0.31	$0.22
Loss from discontinued operations, net	(0.01)	(0.01)	(0.02)	(0.02)

Basic earnings (loss) per share	$0.06	$(0.17)	$0.29	$0.20

Diluted Earnings (loss) per share:
Income (loss) from continuing operations, net of tax	$0.07	$(0.16)	$0.31	$0.22
Loss from discontinued operations, net	(0.01)	(0.01)	(0.02)	(0.02)

Diluted earnings (loss) per share	$0.06	$(0.17)	$0.29	$0.20

Weighted average common shares outstanding(2):
Basic	14,700	15,000	14,862	15,000
Diluted	14,700	15,000	14,869	15,000

(1)	- See definitions and reconciliation attached.
(2)	- Weighted average common shares outstanding for the prior year are based on the number of shares outstanding at the date of the Company’s spin-off from Fidelity National Financial Ventures, LLC as if all shares had been outstanding since December 29, 2014.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Percentages of Sales (Unaudited)

	Quarter Ended		Nine Months Ended
	October 2 2016	September 27 2015	October 2 2016	September 27 2015
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	31.6	31.6	31.9	31.6
Restaurant labor and related costs	32.1	32.1	30.9	30.5
Depreciation and amortization of restaurant property and equipment	4.3	4.2	4.1	3.9
Other operating expenses	21.1	21.3	20.3	20.2

Total restaurant operating expenses	89.1	89.2	87.1	86.3
Transaction and integration expenses	—	8.5	0.0	4.0
General and administrative expenses	8.0	6.8	8.6	7.1
Pre-opening expense	0.4	0.0	0.4	0.0

Total operating expenses	97.5	104.6	96.1	97.3

Operating income (loss)	2.5	(4.6)	3.9	2.7

Other income (expense):
Interest expense	(0.3)	(0.4)	(0.3)	(0.6)
Other, net	0.0	0.0	0.0	0.0

Total other expense	(0.3)	(0.3)	(0.3)	(0.6)
Income (loss) from continuing operations before income taxes	2.3	(4.9)	3.6	2.1
Income tax (expense) benefit	(0.2)	0.1	(0.7)	0.0
Loss from discontinued operations, net	(0.2)	(0.2)	(0.2)	(0.2)

Net income (loss)	1.8%	(5.0)%	2.7%	1.9%

Adjusted EBITDA	8.5%	9.0%	9.9%	11.2%

Note: Certain percentage totals do not sum due to rounding.

Average weekly sales per restaurant:

J. Alexander’s Restaurant/Redlands Grill	$104,200	$102,800	$108,800	$110,200
Percent change	1.4%		-1.3%

Stoney River Steakhouse and Grill	$66,300	$60,800	$72,500	$67,600
Percent change	9.0%		7.2%

Average weekly same store sales per restaurant:

J. Alexander’s Restaurant/Redlands Grill	$104,200	$102,800	$109,100	$110,400
Percent change	1.4%		-1.2%

Stoney River Steakhouse and Grill	$61,900	$60,800	$68,500	$67,600
Percent change	1.8%		1.3%

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited in thousands)

	October 2 2016	January 3 2016
Assets
Current assets:
Cash and cash equivalents	$7,514	$13,424
Other current assets	5,847	5,555

Total current assets	13,361	18,979

Other assets	5,866	6,388
Property and equipment, net	94,625	89,313
Goodwill	15,737	15,737
Tradename and other indefinite-lived intangibles	25,155	25,155
Deferred Charges, net	301	264

	$155,045	$155,836

Liabilities and Stockholders’ Equity
Current liabilities	$22,792	$22,553
Long term debt, net of portion classified as current and unamortized deferred loan costs	16,652	19,226
Deferred compensation obligations	5,933	5,715
Deferred income taxes	3,883	5,002
Other long-term liabilities	5,298	4,537
Stockholders’ equity	100,487	98,803

	$155,045	$155,836

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Nine Months Ended
	October 2 2016	September 27 2015
Cash flows from operating activities:
Net income	$4,322	$3,034
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	6,842	6,356
Equity-based compensation expense	1,834	388
Other, net	(403)	403
Changes in assets and liabilities, net	(4,386)	(1,930)

Net cash provided by operating activities	8,209	8,251

Cash flows from investing activities:
Purchase of property and equipment	(12,153)	(7,287)
Other investing activities	(244)	(58)

Net cash used in investing activities	(12,397)	(7,345)

Cash flows from financing activities:
Proceeds from borrowing under debt agreement	4,000	10,000
Payments on long-term debt and obligations under capital leases	(1,250)	(11,255)
Purchases of common stock	(3,153)	—
Other financing activities	(1,319)	(187)

Net cash used in financing activities	(1,722)	(1,442)

Decrease in cash and cash equivalents	(5,910)	(536)
Cash and cash equivalents at beginning of period	13,424	13,301

Cash and cash equivalents at end of period	$7,514	$12,765

Supplemental disclosures:
Property and equipment obligations accrued at beginning of period	$1,845	$1,444
Property and equipment obligations accrued at end of period	2,011	1,290
Cash paid for interest	503	952
Cash paid for income taxes	4,730	343

J. Alexander’s Holdings, Inc. and Subsidiaries

Adjusted EBITDA Reconciliation

(Unaudited in thousands)

Non-GAAP Financial Measures

Within this press release, we present the following non-GAAP financial measures which we believe are useful to investors as key measures of our operating performance:

We define “Adjusted EBITDA” as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment, pre-opening costs and certain unusual items. Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

We define “Restaurant Operating Profit” as net sales less restaurant operating costs, which are cost of sales, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses. Restaurant Operating Profit is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating Profit to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating Profit should not be assessed in isolation from, or construed as a substitute for, net income or net cash provided by operating, investing or financing activities, each as presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is set forth in the following tables:

	Quarter Ended		Nine Months Ended
	October 2 2016	September 27 2015	October 2 2016	September 27 2015
Net income (loss)	$945	$(2,477)	$4,322	$3,034
Income tax expense (benefit)	121	(66)	1,210	(45)
Interest expense	147	193	514	970
Depreciation and amortization	2,319	2,179	6,889	6,398

EBITDA	3,532	(171)	12,935	10,357
Transaction and integration expenses	—	4,197	62	6,311
Loss on disposal of fixed assets	54	103	164	224
Asset impairment charges and restaurant closing costs	1	1	3	2
Non-cash compensation	507	169	1,948	509
Loss from discontinued operations, net	111	106	328	317
Pre-opening expense	192	21	607	23

Adjusted EBITDA	$4,397	$4,426	$16,047	$17,743

Note 1: For purposes of computing Adjusted EBITDA, the $246 and $1,158 for the quarter and nine months ended October 2, 2016, respectively, in non-cash compensation associated with a profits interest grant issued to Black Knight Advisory Services, LLC (“BKAS”) on October 6, 2015 has been included in “Non-cash compensation” above. Additional expenses associated with the Company’s management agreement with BKAS totaling $133 and $451 for the quarter and nine months ended October 2, 2016 are included in general and administrative expenses and have not been included in the reconciliation set forth above.

J. Alexander’s Holdings, Inc. and Subsidiaries

Restaurant Operating Profit Reconciliation

(Unaudited in thousands)

	Quarter Ended				Nine Months Ended
	October 2 2016		September 27 2015		October 2 2016		September 27 2015
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net income (loss)	$945	1.8%	$(2,477)	-5.0%	$4,322	2.7%	$3,034	1.9%
Loss from discontinued operations, net	111	0.2%	106	0.2%	328	0.2%	317	0.2%
Income tax expense (benefit)	121	0.2%	(66)	-0.1%	1,210	0.7%	(45)	0.0%
Interest expense	147	0.3%	193	0.4%	514	0.3%	970	0.6%
Other, net	(18)	0.0%	(21)	0.0%	(74)	0.0%	(68)	0.0%
General and administrative expenses	4,104	8.0%	3,378	6.8%	13,963	8.6%	11,242	7.1%
Transaction and integration expenses	—	—	4,197	8.5%	62	0.0%	6,311	4.0%
Pre-opening expense	192	0.4%	21	0.0%	607	0.4%	23	0.0%

Restaurant Operating Profit	$5,602	10.9%	$5,331	10.8%	$20,932	12.9%	$21,784	13.7%

J. Alexander’s Holdings, Inc. and Subsidiaries

Reconciliation of Updated Guidance Range for 2016 Adjusted EBITDA

(Unaudited in thousands)

	Prior Guidance		Updated Guidance
	Low	High	Low	High
Net income (estimated)	$7,000	$7,800	$7,200	$7,800
Income tax expense	2,150	2,395	2,030	2,200
Interest expense	805	805	755	755
Depreciation and amortization	9,200	9,200	9,270	9,270

EBITDA	19,155	20,200	19,255	20,025
Transaction and integration expenses	65	65	65	65
Loss on disposal of fixed assets	230	230	230	230
Non-cash compensation	3,000	3,000	2,700	2,700
Loss from discontinued operations, net	435	435	450	450
Pre-opening expense	2,200	2,200	1,410	1,410

Adjusted EBITDA	$25,085	$26,130	$24,110	$24,880